RESOLUTION OF THE BOARD OF DIRECTORS OF
VIROPRO, INC.
November 7, 2006

The undersigned members of the Board of Directors of Viropro, Inc., a Nevada corporation (the "Company"), hereby take the following actions pursuant to the By-laws of the Company and Section 78.315 of the Nevada Revised Statutes which authorize the members of the Board of Directors to participate in a meeting of the Board by means of a telephone conference, and adopt the following resolution by written consent in lieu of a meeting effective as of the date set forth above.

The following resolution is adopted with respect to the approval of the grant of stock options.

RESOLVED, that each of the President, the Treasurer, and Secretary of the Company be, and each of them hereby is, authorized, empowered and directed to immediately approve the grant of stock options to purchase an aggregate of 1,010,000 common shares of Viropro at an exercise price of $0.50 per share to directors, officers, scientific committee members, consultants and employees. This grant is made pursuant to the stock option plan of Viropro. These stock options will expire on December 7, 2011. This decision takes effect immediately.

BE IT FURTHER RESOLVED, that each of the President, the Treasurer, and Secretary of the Company be, and each of them hereby is, authorized and directed to do all things necessary or advisable in order to fully carry out the intent and effectuate the purpose of the foregoing resolutions.

This action taken at a meeting of the Board of Directors may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and shall be filed with the minutes of the proceedings of the Board of Directors.

Dated: November 7, 2006

DIRECTORS

Jean-Marie Dupuy

Prosper Azoulay

Claude Griscelli